Exhibit 10.20

Insurance Transfer Agreement

This Agreement is entered into as of the 31st day of December, 2003, by and among Valley Financial Corporation, a Virginia corporation (“VFC), Valley Bank, a Virginia banking corporation (“Valley Bank”) and Ellis L. Gutshall, 449 Canterbury Lane, S.W., Roanoke, Virginia 24014 (“Gutshall”).

Whereas, Gutshall is the owner of a paid-up Policy No. 2277998 and Policy No. 2259909, issued by the National Life Insurance Company (“Insurer”) on the life of Gutshall (the “Policies”) with a policy cash value of $22,981 and $9,912, respectively;

Whereas, VFC made a loan to Gutshall for the purpose of enabling Gutshall to pay the premiums on the Policies (the “Policy Loan”);

Whereas, Valley Bank desires to acquire ownership of all of Gutshall’s right, title and interest in and to the Policies and Gutshall is willing to transfer all of his right, title and interest in and to the Policies in return for the payment by Valley Bank to Gutshall of an amount equal to the Policies’ respective current policy cash value plus an amount necessary and sufficient to enable Gutshall to pay off the Policy Loan (the “Transfer Consideration”), together with an amount estimated to be sufficient to pay federal and state taxes incurred by Gutshall on account of his receipt of the Transfer Consideration (“Tax Gross-Up”).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises of the parties herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, the parties hereto agree as follows:

1.	On the closing date, which shall be a mutual convenient date on or before December 31, 2003:

(a)	Valley Bank shall pay to Gutshall in current funds the Transfer Consideration and Tax Gross-Up computed as of the closing date;

(b)

Gutshall shall assign and transfer to Valley Bank absolutely and unconditionally all of Gutshall’s right, title and interest in and to the Policies and shall execute and file with the Insurer, on forms satisfactory to the Insurer, any document or documents required by the Insurer to effectuate such transfer and assignment on its books and records; and

(c)	Gutshall shall pay in full to VFC the Policy Loan and VFC shall cancel the promissory note evidencing the Policy Loan and deliver the same to Gutshall marked “paid”.

2.	As of the closing date and effective automatically on receipt by Gutshall of the Transfer Consideration, Gutshall assigns and transfers all of his right, title and interest in and to the Policy to Valley Bank absolutely and unconditionally and agrees that he shall have no further rights or obligations in connection with the Policies and Valley Bank assumes the same.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Valley Bank

By	/s/ A. Wayne Lewis

	Title:	EVP/COO

/s/ Ellis L. Gutshall

Ellis L. Gutshall

Valley Financial Corporation

By	/s/ A. Wayne Lewis

	Title:	EVP/COO